Exhibit 99.1

STRYVE FOODS, LLC

CONDENSED CONSOLIDATED BALANCE SHEET

	June 30,
	2021	December 31
	(Unaudited)	2020
ASSETS
CURRENT ASSETS
Cash and Cash Equivalent	$1,201,185	$591,634
Accounts receivable, net	3,143,825	679,061
Inventory, net	4,806,514	3,373,033
Prepaid media spend	650,000	249,000
Prepaid expenses and other current assets	1,328,136	529,230
Total current assets	11,129,660	5,421,958

Property and equipment, net	6,361,593	6,845,132
Goodwill	8,450,000	8,450,000
Intangible asset	4,725,526	4,962,834
Prepaid media spend, net of current portion	268,294	498,662
Other assets	83,092	58,545
TOTAL ASSETS	$31,018,165	$26,237,131

LIABILITIES AND MEMBERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$5,484,686	$3,839,384
Accrued expenses	1,989,005	1,710,384
Line of credit	3,500,000	3,500,000
Current portion of long-term debt	31,863,204	22,649,995
Total current liabilities	42,836,895	31,699,763

Long-term debt, net of current portion	1,439,954	3,874,235
Financing Obligation - Operating Lease	7,500,000	-
TOTAL LIABILITIES	51,776,849	35,573,998

COMMITMENTS AND CONTINGENCIES
MEMBERS’ DEFICIT
Member contributions	42,684,432	42,784,382
Accumulated deficit	(63,443,116)	(52,121,249)
MEMBERS’ DEFICIT	(20,758,684)	(9,336,867)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$31,018,165	$26,237,131

The accompanying notes are integral to these financial statements

STRYVE FOODS, LLC

CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS (UNAUDITED)

	For the Three Months		For the Six Months
	Ended June 30		Ended June 30
	2021	2020	2021	2020
SALES, net	$7,351,323	$4,279,017	$14,185,798	$8,584,968

COST OF GOODS SOLD	3,770,271	2,836,538	7,926,921	5,520,014

GROSS MARGIN	3,581,052	1,442,479	6,258,877	3,064,954

OPERATING EXPENSES
Selling expenses	5,593,122	2,594,654	12,046,413	5,228,232
Operations expense	970,302	586,957	2,030,086	973,579
Salaries and wages	1,601,664	1,489,118	3,003,310	3,396,484
Depreciation and amortization expense	396,708	377,296	791,556	647,296
(Gain) /Loss on disposal of fixed assets	(9,654)	-	(8,578)	324
Total operating expenses	8,552,142	5,048,025	17,862,787	10,245,915

OPERATING LOSS	(4,971,090)	(3,605,546)	(11,603,910)	(7,180,961)

OTHER (EXPENSES) INCOME
Interest expense	(1,147,168)	(849,787)	(1,957,256)	(1,502,117)
PPP Loan Forgiveness	-	-	1,669,552	-
Other income	557,541	-	569,747	-
Total Other (Expense)/ Income	(589,627)	(849,787)	282,043	(1,502,117)

NET LOSS	$(5,560,717)	$(4,455,333)	$(11,321,867)	$(8,683,078)

The accompanying notes are integral to these financial statements

STRYVE FOODS, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT

	For the Three Months Ended June 30, 2021 and 2020
		Series 1	Series 2	Series 3		Total
	Class A	Preferred	Preferred	Preferred	Accumulated	Members’
	Contribution	Contributions	Contributions	Contributions	Deficit	Deficit

BALANCE, APRIL 1, 2021	$2,260,000	$10,000,000	$16,500,000	$13,924,432	$(57,882,400)	$(15,197,968)

Repurchase of Member Shares	-	-	-	-	-	-

Net loss	-	-	-	-	(5,560,716)	(5,560,716)

BALANCE, JUNE 30, 2021	$2,260,000	$10,000,000	$16,500,000	$13,924,432	$(63,443,116)	$(20,758,684)

BALANCE, APRIL 1, 2020	$2,260,000	$10,000,000	$16,500,000	$-	$(38,802,223)	$(10,042,223)

Net loss	-	-	-	-	(4,455,333)	(4,455,333)

BALANCE, JUNE 30, 2020	$2,260,000	$10,000,000	$16,500,000	$-	$(43,257,556)	$(14,497,556)

	For the Six Months Ended June 30, 2021 and 2020
		Series 1	Series 2	Series 3		Total
	Class A	Preferred	Preferred	Preferred	Accumulated	Members’
	Contribution	Contributions	Contributions	Contributions	Deficit	Deficit

BALANCE, JANUARY 1, 2021	$2,260,000	$10,000,000	$16,500,000	$14,024,382	$(52,121,249)	$(9,336,867)

Repurchase of Member Shares	-	-	-	(99,950)	-	(99,950)

Net loss	-	-	-	-	(11,321,867)	(11,321,867)

BALANCE, JUNE 30, 2021	$2,260,000	$10,000,000	$16,500,000	$13,924,432	$(63,443,116)	$(20,758,684)

BALANCE, JANUARY 1, 2020	$2,260,000	$10,000,000	$16,500,000	$-	$(34,574,478)	$(5,814,478)

Net loss	-	-	-	-	(8,683,078)	(8,683,078)

BALANCE, JUNE 30, 2020	$2,260,000	$10,000,000	$16,500,000	$-	$(43,257,556)	$(14,497,556)

The accompanying notes are integral to these financial statements

STRYVE FOODS, LLC

CONDENSED CONSOLIDATED

CASH FLOW STATEMENT (UNAUDITED)

	Six Months Ended	Six Months Ended
	June 30	June 30
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,321,867)	$(8,683,078)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	667,485	647,296
(Gain) /Loss on disposal of fixed assets	(8,578)	324
Amortization of intangible asset	124,071	-
Amortization of debt issuance costs	280,798	73,438
Gain on Debt Extinguishment	(545,200)	-
Interest income on members’ loan receivable	(24,547)	-
Forgiveness on paycheck protection program loan	(1,669,552)	-
Bad debt expense	262,888	5,353
Changes in operating assets and liabilities:
Accounts receivable	(2,727,652)	(311,147)
Inventory	(1,433,481)	(1,203,916)
Prepaid media spend	(170,632)	(501,693)
Prepaid expenses and other current assets	(800,209)	429,025
Accounts payable	1,645,302	(79,399)
Accrued liabilities	278,621	1,234,378
Net cash used in operating activities	(15,442,553)	(8,389,419)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for purchase of equipment	(249,048)	(863,122)
Cash received for sale of equipment	73,681	1,990
Net cash used in investing activities	(175,367)	(861,132)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchase of Member Shares	(99,950)	-
Borrowings on long-term debt	-	9,745,000
Repayments on long-term debt	(4,360,359)	(865,171)
Borrowings on related party debt	9,294,000	200,000
Repayments on related party debt	(7,793,604)	(215,000)
Borrowings on short term debt	19,694,550	-
Debt Issuance Costs	(507,166)	(263,810)
Borrowings on pay check protection program loan	-	1,669,552

Net cash provided by financing activities	16,227,471	10,270,571

Net change in cash and cash equivalents	609,551	1,020,020
Cash and cash equivalents at beginning of period	591,634	57,053
Cash and cash equivalents at end of period	$1,201,185	$1,077,073

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$1,506,847	$1,036,007

NON-CASH FINANCING ACTIVITIES:
Intangible asset and seller note payable	$113,237	$-

The accompanying notes are integral to these financial statements

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Stryve Foods, LLC (“Stryve” or the “Company”) is a Texas limited liability company formed on January 13, 2017, with an indefinite life, and is headquartered in Plano, Texas, with manufacturing operations in Madill, Oklahoma. Stryve has three wholly owned subsidiaries, Biltong Acquisition Company LLC, Braaitime LLC and Kalahari Snacks, LLC.

Stryve is an emerging healthy snacking company which manufactures, markets and sells highly differentiated healthy snacking products. Stryve offers convenient snacks that are lower in sugar and carbohydrates and higher in protein than other snacks.

2. GOING CONCERN AND MANAGEMENT’S PLAN

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should the Company be unable to continue as a going concern. For the six months ended June 30, 2021, the Company has recognized net operating losses of $11,603,910 and used cash in its operations of $15,442,553. As of June 30, 2021, the Company had a working capital deficit of $31,707,235.

The Company’s continuation of operations is dependent on its ability to generate sufficient cash flow to meet its obligations on a timely basis. Through June 30, 2021, the Company’s cash needs have primarily been funded through equity capital raises and note payable agreements from members, in addition to bank loans.

On January 28, 2021, the Company entered into the Business Combination Agreement (the “Business Combination Agreement”), by and among Andina Acquisition Corp. III (“Andina”), Andina Holdings LLC, a Delaware limited liability company (“Holdings”) and a wholly-owned subsidiary of Andina, B. Luke Weil, in the capacity from and after the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) as the representative for the shareholders of Andina (other than the Seller), the Company, Stryve Foods Holdings, LLC, a Texas limited liability company (the “Seller”), and R. Alex Hawkins, in the capacity from and after the Closing as the representative for the members of the Seller. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (i) promptly after the execution and delivery of the Business Combination Agreement, the Company conducted a reorganization via merger pursuant to which the Seller, became a holding company for the Company, the former owners of the Company became the owners of the Seller, and the former holders of convertible notes of the Company became holders of convertible notes of the Seller, and pursuant to which the Company retained all of its subsidiaries, business, assets and liabilities, and became a wholly-owned subsidiary of the Seller, (ii) prior to the Closing, Andina relocated out of the Cayman Islands and into the State of Delaware to re-domicile as and became a Delaware corporation, (iii) at the Closing, the Seller contributed to Holdings all of the issued and outstanding equity interests of the Company in exchange for newly issued non-voting Class B membership interests of Holdings and voting (but non-economic) Class V common stock of Andina, and (iv) Andina contributed all of its cash and cash equivalents to Holdings, after payment of Andina shareholders that elected to have their Andina shares redeemed or converted in connection with the Closing and Andina’s expenses and other liabilities due at the Closing, in exchange for newly issued voting Class A membership interests of Holdings. At the Closing, Andina changed its name to “Stryve Foods, Inc.”

On July 20, 2021 (the “Closing Date”), Andina, completed the previously announced business combination (the “Business Combination”) pursuant to the Business Combination Agreement. Management with the Company being deemed the accounting acquirer.

The Business Combination included a concurrent private placement into Andina of $53.4 million, including subscriptions for $42.5 million of Class A common stock, payable in cash, in the Closing PIPE Investment and subscriptions for $10.9 million of Class A common stock, satisfied by the offset of principal and accrued interest under outstanding Bridge Notes issued by Stryve pursuant to the Bridge PIPE Investment, as part of the Business Combination. At the Closing, Andina contributed all of its cash and cash equivalents to Holdings, approximately $37.9 million, after the payment of approximately $7.8 million to Andina shareholders that elected to have their Andina shares redeemed in connection with the Closing and the payment of approximately $10.4 million of Andina’s expenses. The Company believes this, along with a continued reduction in expenses, will be sufficient to fund the Company’s cash requirements for at least twelve months subsequent to the date these financial statements were made available.

3. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These interim condensed consolidated financial statements of the Company and its subsidiaries are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) and disclosures necessary for a fair presentation of these interim condensed consolidated financial statements have been included. The results reported in the condensed consolidated financial statements for any interim periods are not necessarily indicative of the results that may be reported for the entire year. The accompanying condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and do not include all information and footnotes necessary for a complete presentation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”). The Company’s condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended December 31, 2020 included in the proxy statement/ information statement filed on Form S-4/A by Andina with the SEC.

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Accounting estimates and assumptions discussed herein are those that management considers to be the most critical to an understanding of the consolidated financial statements because they inherently involve significant judgements and uncertainties. Estimates are used for, but not limited to revenue recognition, allowance for doubtful accounts and customer allowances, useful lives for depreciation and amortization, standard costs of inventory, provisions for inventory obsolescence, and impairments of goodwill and long-lived assets. All of these estimates reflect management’s judgment about current economic and market conditions and their effects based on information available as of the date of these consolidated financial statements. If such conditions persist longer or deteriorate further than expected, it is reasonably possible that the judgements and estimates could change, which may result in future impairments of assets among other effects.

Accounts Receivable and Allowance for Doubtful Accounts, Returns, and Deductions

Accounts receivable are customer obligations due under normal trade terms. The Company records accounts receivable at their net realizable value, which requires management to estimate the collectability of the Company’s receivables. Judgment is required in assessing the realization of these receivables, including the credit worthiness of each counterparty and the related aging of past due balances. Management provides for an allowance for doubtful accounts equal to the estimated uncollectable amounts, in addition to a general provision based on historical experience. Management provides for the customer accommodations based upon a general provision of 8% of sales in addition to known deductions. As of June 30, 2021 and December 31, 2020, the allowance for doubtful accounts and accommodations totaled $1,011,750 and $807,853, respectively. Total bad debt expense for the three and six months ended June 30, 2021 was $177,291 and $262,888, respectively. Total bad debt expense for the three and six months ended June 30, 2020 was $5,353 and $5,353, respectively.

Concentration of Credit Risk

The balance sheet items that potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company continuously evaluates the credit worthiness of its customers’ financial condition and generally does not require collateral. The Company maintains cash balances in bank accounts that may, at times, exceed Federal Deposit Insurance Corporation (“FDIC”) limits of $250,000 per institution. The Company incurred no losses from such accounts and management considers the risk of loss to be minimal. As of June 30, 2021, the Company had cash balances in excess of FDIC coverage of approximately $920,000.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

For the three and six months ended June 30, 2021 and 2020, customer and vendor concentrations in excess of 10% consolidated sales and purchases are as follows:

	For the Three Months		For the Six months
	Ended June, 30		Ended June, 30
	2021	2020	2021	2020
Customer:
Customer A	13%	23%	15%	31%
Customer B	13%	11%	12%	14%

Vendor:
Vendor A	*	18%	*	33%
* Less than 10%

As of June 30, 2021, the following customers and vendors represented more than 10% of accounts receivable and accounts payable balances

	Accounts Receivable	Accounts Payable

Customer:
Customer A	23%
Customer B	10%
Customer C	13%
Vendor:
Vendor A		21%

Revenue Recognition Policy

The Company manufactures and markets a broad range of protein snack products through multiple distribution channels. The products are offered through branded and private label items. The Company accounts for revenue from contracts with customers, which comprises substantially all of its revenue, through the following steps:

1)	Identification of the contract with a customer;
2)	Identification of the performance obligations in the contract;
3)	Determination of the transaction price;
4)	Allocation of the transaction price to the performance obligations in the contract; and
5)	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenue derived from the sale of branded and private label products is considered variable consideration that is based on a fixed per item charge applied to a variable quantity of product. Generally, this variable consideration is recognized at the point in time when the customer obtains control of the product, which may occur upon either shipment or delivery of the product. The Company also maintains consignment arrangements whereby revenue is recognized upon sale of the product to the end customer. The payment terms of the Company’s contracts are generally net thirty to thirty-five days, although early pay discounts are offered to customers.

The Company regularly experiences customer deductions from amounts invoiced due to product returns, product shortages and delivery nonperformance penalty fees. This variable consideration is estimated using the expected value approach based on the Company’s historical experience, and it is recognized as a reduction to the transaction price in the same period that the related product sale is recognized. In years prior to 2021, customer deduction amounts were insignificant and recognized when incurred.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products to customers. Revenue is recognized when the Company satisfies its performance obligations under the contract by transferring the promised product to its customer.

The Company’s contracts generally do not include any material significant financing components.

Performance Obligations

The Company has elected the following practical expedients provided for in Topic 606, Revenue from Contracts with Customers.

1)	The Company has excluded from its transaction price all sales and similar taxes collected from its customers.
2)	The Company has elected to recognize the incremental costs of obtaining a contract as an expense when incurred if the amortization period of the asset that the entity otherwise would have recognized is one year or less.
3)	The Company has elected to account for shipping and handling activities that occur after control of the related good transfers as fulfillment activities instead of assessing such activities as performance obligations.
4)	The portfolio approach has been elected by the Company as it expects any effects would not be materially different in application at the portfolio level compared with the application at an individual contract level.
5)	The Company has elected not to disclose information about its remaining performance obligations for any contract that has an original expected duration of one year or less.

Neither the type of good sold nor the location of sale significantly impacts the nature, amount, timing, or uncertainty of revenue and cash flows.

Disaggregation of Net Sales

The following table shows the net sales of the Company disaggregated by channel for the three and six months ended June 30, 2021 and, 2020 (in thousands).

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2021	2020	2021	2020
E-commerce	$2,856	$1,847	$5,803	$2,455
Wholesale	$3,353	$2,133	$6,014	$4,656
Private Label	$1,142	$299	$2,369	$1,474
	$7,351	$4,279	$14,186	$8,585

Inventory

Inventories consist of raw materials, work in process, and finished goods, and are stated at the lower of cost or net realizable value determined using the standard cost method. The Company reviews the value of items in inventory and provides write-downs and write-offs of inventory based on obsolete, damaged, or expired inventory. Write-down and write-offs are included in cost of goods sold.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

Prepaid Media Spend

As of June 30, 2021 and December 30, 2020, the Company sold products to an independent full-service corporate trade company in exchange for future services. The Company has the right to utilize this asset as a credit against future media buying that this trade company performs for the Company. The Company can utilize the credit at any time over five years but estimates they will use a total of $650,000 within the next year.

Intangible Assets

On December 11, 2020, the Company’s wholly-owned subsidiary, Kalahari Snacks, LLC, entered into an asset purchase agreement with Kalahari Brands, Inc. consisting principally of its brands and marks, to acquire certain assets and liabilities of Kalahari Brands for a purchase price of $5,867,344. In terms of the asset purchase agreement, a post-closing working capital adjustment was applied to the purchase price. The adjustment of $113,237 was applied against the Seller Note 2.

The brand name is accounted for in accordance with ASC 350, “Intangibles – Goodwill and Other”, and amortized on a straight-line basis over 20 years and reviewed annually for impairment. As of June 30, 2021, there was no impairment of the intangible asset.

Advertising Costs

In accordance with ASC 720-35, Advertising Costs, advertising and marketing costs are charged to operations in the period incurred. Advertising and marketing expenses for the six months ended June 30, 2021 and 2020 were $6,032,959 and $3,473,645 respectively. Advertising and marketing expenses for the three months ended June 30, 2021 and June 30, 2020 were $3,119,146 and $1,786,117, respectively and are included in selling expenses in the accompanying statements of operations.

Income Taxes

The Company is a Texas limited liability company and accordingly is not a taxpaying entity for federal income tax purposes. The Company’s annual tax income or loss is allocated to individual members for reporting on their own individual federal tax returns. The Company is subject to certain state and local taxes, such amount was not material for the three months ended June 30, 2021.

The provision for income taxes is calculated under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. The realization of deferred tax assets depended upon the existence of sufficient taxable income, of appropriate character, within the carryback or carryforward periods under the tax law in the applicable tax jurisdiction. Valuation allowances are determined, based on available information, whether it was more likely than not that deferred tax assets would not be realized. Significant judgment is required in determining whether valuation allowances should be established, as well as the amount of such allowances.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Income Taxes. ASC 740-10, Income Taxes, provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10, Income Taxes, applies a two-step process to determine the amount of tax benefit to be recognized in the consolidated financial statements. First, the Company must determine whether any amount of tax benefit may be recognized. Second, the Company determines how much of the tax benefit should be recognized for tax positions that qualify for recognition. No additional liabilities have been recognized. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

Recent Accounting Pronouncements

ASU 2016-02, Leases. In 2016, the Financial Accounting Standards Board (“FASB”) issued new guidance related to accounting for leases. The new guidance requires the recognition of right of use (“ROU”) assets and lease liabilities for those leases classified as operating leases under previous guidance. In 2018, the FASB also approved an amendment that would permit the option to adopt the new standard prospectively as of the effective date, without adjusting comparative periods presented. In November of 2020, the FASB proposed a delay and the effective date was deferred until fiscal years beginning after December 15, 2022. The Company is evaluating the effect of adopting ASU 2016-02.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The standard includes multiple key provisions, including removal of certain exceptions to ASC 740, Income Taxes, and simplification in several other areas such as accounting for a franchise tax that is partially based on income. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Adoption of this new standard did not have an impact to our disclosures.

In October 2020, the FASB issued ASU No. 2020-10 “Codification Improvements.” The new accounting rules improve the consistency of the Codification by including all disclosure guidance in the appropriate Disclosure Section (Section 50) that had only been included in the Other Presentation Matters Section (Section 45) of the Codification. Additionally, the new rules also clarify guidance across various topics including defined benefit plans, foreign currency transactions, and interest expense. The standard is effective for the Company in the first quarter of 2021. Adoption of this new standard did not have an impact to the Company’s disclosures.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable, a line of credit, related party notes payable, and vehicle notes payable. The carrying amounts of cash, accounts receivable, and accounts payable approximate their respective fair values because of the short-term maturities or expected settlement date of these instruments. The line of credit and vehicle notes payable have fixed interest rates the Company believes reflect current market rates for notes of this nature. The Company believes the current carrying value of long-term debt approximates its fair value because the terms are comparable to similar lending arrangements in the marketplace.

4 INVENTORY

As of June 30, 2021 and December 31, 2020, inventory consisted of the following:

	As of	As of
	June 30, 2021	December 31, 2020
Raw materials	$1,348,154	$1,068,259
Work in process	$1,638,120	$190,610
Finished goods	$1,820,240	$2,114,164
Total inventory	$4,806,514	$3,373,033

As of June 30, 2021 and December 31, 2020, the reserve for slow moving and obsolete inventory which is included in cost of goods sold was $371,478 and $444,485, respectively.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

5 PROPERTY AND EQUIPMENT

As of June 30, 2021 and December 31, 2020, property and equipment consisted of the following:

		As of	As of
	Useful Lives	June 30, 2021	December 31, 2020

Plant and equipment	3-5 years	$5,105,612	$4,933,875
Furniture and fixtures	3-5 years	$35,421	$35,421
Vehicles	5 years	$278,945	$394,681
Leasehold improvements	Shorter of lease term or economic life	$1,936,580	$1,922,332
Plates and dies	3-5 years	$201,971	$178,821
Website	3 years	$111,002	$111,002
Land	Indefinite	$242,333	$242,333
Building	20 years	$1,399,200	$1,399,200
		$9,311,064	$9,217,665
Less accumulated depreciation		$(2,949,471)	$(2,372,533)
Property and equipment, net		$6,361,593	$6,845,132

Depreciation expense for the six months ended June 30, 2021 and 2020 was $667,485 and $647,296, respectively. Depreciation expense for the three months ended June 30, 2021 and 2020, was $334,672 and $377,296, respectively.

During the six months ended June 30, 2021, the Company entered into a sale and leaseback of its production facility in Madill. The assets remain on the balance sheet and include land of $242,333 and buildings of $1,399,200 with amortization of $163,240. The net book value of the sold and leased back asset is $1,478,293.

6 INTANGIBLE ASSET

As of June 30, 2021 and December 31, 2020, intangible assets consisted of the following:

		Useful	As of	As of
Assets	Date Acquired	Life	June 30, 2021	December 31, 2020

Kalahari Snacks Brand Name	12/12/2020	20 years

Brought forward balance			$4,962,834	$-
Additions			$-	$4,962,834
Adjustment			$(113,237)	$-
Amortization			$(124,071)	$-
Carried forward balance

			$4,725,526	$4,962,834

The estimated future amortization of intangibles subject to amortization at June 30, 2021 was as follows:

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

5 Year Schedule

2021 (Excluding six months ended June 30, 2021)	$121,167
2022	$242,480
2023	$242,480
2024	$242,480
2025	$242,480
Thereafter	$3,634,439
Total Remaining Amortization	$4,725,526

Amortization expense for the six months ended June 30, 2021 and 2020, was $124,071 and $0, respectively. Amortization expense for the three months ended June 30, 2021 and 2020, was $62,035 and $0, respectively.

7 ACCRUED LIABILITIES

As of June 30, 2021 and December 31, 2020, accrued liabilities consisted of the following:

	As of	As of
	June 30, 2021	December 31, 2020
Interest Payable	$1,281,454	$976,032
Insurance liability	$15,813	$15,813
Payroll liabilities	$291,546	$296,036
Broker and commission payables	$83,888	$68,093
Marketing and advertising payables	$-	$6,250
Credit card payables	$-	$201,116
Capital raise payables	$28,385	$94,978
Professional fees payable	$275,000	$-
Other	$12,919	$52,066
	$1,989,005	$1,710,384

8 LINE OF CREDIT

On November 29, 2018, the Company amended its existing line of credit agreement (the “Line of Credit”) to extend the maturity date to November 28, 2019 and fixed the interest rate at 6%. On May 29, 2019, the Line of Credit was amended to extend the maturity date to June 5, 2021 and increase the maximum limit to $3,500,000, with an interest rate of 5.25%. Effective June 23, 2020, as a result of Security Agreement 3, outlined in Note 9, the maturity date was amended to June 30, 2021. The balance on the Line of Credit was $3,500,000 as of June 30, 2021 and March 31, 2021. The Line of Credit is secured by all assets of the Company and is guaranteed by a member of the Company. The Line of Credit is subject to certain covenants, including requirements for debt service coverage ratio, tangible net worth ratio, and liquidity requirements, as outlined in the agreement. Effective June 30, 2021, the maturity date was amended to September 30, 2021, and the waiver for debt covenants was extended to September 30, 2021.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

9 DEBT

As of June 30, 2021 and December 31, 2020, debt consisted of the following:

	As of	As of
	June 30, 2021	December 31, 2020
Long term debt	$1,863,975	$5,677,505
Short term debt	$17,048,958	$7,745,843
Related party notes payable	$6,400,000	$3,001,366
Convertible notes, net of subscriptions to members of the company	$8,254,390	$8,254,390
Payroll protection loan	$-	$1,669,552
Other notes payable	$-	$212,066
Line of Credit (Note 8)	$3,500,000	$3,500,000
Total notes payable	$37,067,323	$30,060,722
Less: current portion	$(31,863,204)	$(22,649,995)
Less: line of credit	$(3,500,000)	$(3,500,000)
Notes payable, net of current portion	$1,704,119	$3,910,727
Deferred financing fees	$(264,167)	$(36,492)
Total notes payable, net	$1,439,952	$3,874,235

Long Term Debt

Origin Bank

Effective June 30, 2021, the maturity date on all notes outstanding with Origin bank were amended to September 30, 2021 under similar terms, and the waiver for debt covenants was extended to September 30, 2021.

Unless otherwise stated, collateralized loans are secured by the net book value of the assets of the Company, totaling $31,018,165 as of June 30, 2021.

On January 24, 2018, the Company entered into a promissory note agreement with Origin Bank (“Security Agreement”) for the principal amount of $1,000,000. As of June 30, 2021 and December 31, 2020, the interest rate applied to the loan balance was 6.5%, and the principal amount due on the Security Agreement was $37,432 and $156,866, respectively.

On February 9, 2018, the Company entered into a promissory note agreement with Origin Bank (“Security Agreement 2”) for the principal amount of $1,000,000. As of June 30, 2021 and December 31, 2020, the interest rate applied to the loan balance was 6.5%, and the principal amount due on the Security Agreement 2 was $37,438 and $156,510, respectively.

On June 29, 2018, the Company entered into a promissory note agreement with Origin Bank (“Mortgage”) for the principal amount of $1,240,000. As of June 30, 2021 and December 31, 2020, the principal amount due on the Mortgage was $0 and $1,160,547, respectively. This note was settled with the sale-leaseback of the Madill property on June 4, 2021.

On August 17, 2018, the Company entered into a promissory note agreement with Origin Bank (“CapEx”) with a limit on borrowings of $2,240,000. As of June 30, 2021 and December 31, 2020, the principal amount due on the CapEx was $1,378,033 and $1,521,874, respectively.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

Other

On December 3, 2018, the Company entered into a business loan agreement with First United Bank and Trust Co. (“Loan Agreement”), for a principal balance of $89,001. The Loan Agreement calls for monthly principal and interest payments of $1,664, at an interest rate of 4.49% per annum, and matures on December 15, 2023. The principal amount due on the Loan Agreement was $47,108 as of June 30, 2021. The Loan Agreement is secured by the vehicles acquired with the loan having a carrying value which approximates the outstanding loan balance.

On January 14, 2020, the Company entered into a promissory note agreement with an individual investor (“Promissory Note”), for a principal balance of $250,000, with interest only payments at a rate of 16% per annum from January 31, 2020 through June 30, 2020. On July 31, 2020, monthly installments of principal payments of $4,167 plus accrued interest were required with a balloon payment of all unpaid principal and interest on January 14, 2023. As of June 30, 2021, the principal amount remaining on the Promissory Note was $237,500.

On January 16, 2020, the Company entered into a loan and security agreement (“Lender Agreement”) with Montgomery Capital Partners III, LP, (the “Lender”) for a principal balance up to $2,000,000, with interest only payments at a rate of 16% per annum from January 31, 2020 through June 30, 2020. This loan was repaid in full on June 4, 2021.

Short Term Debt

On July 15, 2019, the Company entered into a note payable agreement (“VM Agreement”) with Van Maren Financial (USA), Inc. for the principal amount of $2,000,000 bearing interest at 36% per annum, with all principal and accrued interest thereon due and payable at maturity of January 15, 2020. Effective December 15, 2019, the VM Agreement was amended to increase the principal to $3,250,000. This loan was repaid in full on Feb 2, 2021.

On April 6, 2020, the Company entered into a secondary loan and security agreement (“Lender Agreement 2”) with Montgomery Capital Partners III, LP, with a schedule of lenders, for a principal balance of $2,700,000, at an interest rate equal to 14% compounded daily. This loan was repaid in full on June 4, 2021.

On June 23, 2020, the Company entered into a promissory note agreement with Origin Bank (“Security Agreement 3”) for the principal amount of $2,000,000. The Security Agreement 3 calls for interest only payments beginning August 5, 2020 through September 5, 2020, at an interest rate of 5% per annum, with the entire balance maturing on October 5, 2020. The maturity date has been extended to September 30, 2021. The Security Agreement 3 is secured by the assets of the Company and guaranteed by certain members of the Company. As of June 30, 2021, the principal amount due on Security Agreement 3 was $2,000,000.

On December 11, 2020, the Company entered into a note payable agreement (“Seller Note 2”) as a result of the transaction to acquire certain assets of Kalahari Brands, Inc., in the principal sum of $3,245,843, bearing interest at a fixed rate of 8% per annum, due semi-annually on June 30, 2021, and upon maturity on December 31, 2021. Kalahari Brands, Inc. and the Company mutually agreed to reduce the balance of Seller Note 2 by $113,237 pursuant to the 90-day post-closing net working capital true-up. The Seller Note 2 has incentive options for prepayment to reduce total obligations. These options were utilized and a discount of $545,118 was taken when Seller Note 2 was paid off in full on June 30, 2021. This gain on settlement is included in other income for the three months and six months ended June 30, 2021.

On March 25, 2021, the Company entered into a note payable agreement (“VM Agreement 2”) with Van Maren Financial (USA), Inc. for the principal amount of $4,610,000, bearing interest at 12% per annum, with all principal and accrued interest thereon due and payable at maturity of September 30, 2021. As of June 30, 2021, $4,610,000 of this amount had been drawn from the lender.

On March 12, 2021, the Company entered into a note payable agreement (“Broken Stone Agreement”) with Broken Stone Investments, LLC for the principal amount of $200,000, bearing interest at 5% per annum, with all principal and accrued interest thereon due and payable at maturity of September 30, 2021. The Broken Stone Agreement calls for monthly principal and interest payments of $8,774 to commence on July 1, 2021 through maturity on June 1, 2023.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

On May 24, 2021, the Company entered into a note payable agreement (“CVI Agreement”) with CVI Investments, Inc. for the principal amount of $2,300,000 at a 15% discount, bearing interest at 18% per annum, with all principal and accrued interest thereon due and payable at maturity. Maturity is defined in the CVI Agreement as “the 45th day following the date hereof, subject to extension upon prior written notice by the Company to the Purchaser to the earlier of the closing of the Transaction and the 90th day following the date hereof.” This would estimate the maturity date as no later than August 22, 2021.

On June 30, 2021, the Company entered into a note payable agreement (“ICBT Agreement”) with ICBT Holdings, Ltd. for the principal amount of up to $1,666,667 at a 10% discount, bearing interest at 10% per annum, with all principal and accrued interest thereon due and payable at maturity of June 30, 2024. Of the $1,666,667 limit, $833,333 of principal had been drawn from the lender as of June 30, 2021.

On June 30, 2021, the Company entered into a note payable agreement (“MCA #4 Agreement”) with Montgomery Capital Partners IV, LP for the principal amount of up to $2,900,000, bearing interest at 16% per annum, with all principal and accrued interest thereon due and payable at maturity of June 30, 2022.

Related Party Notes Payable

Effective January 28, 2021, the Company entered into a bridge note agreement with a related party investor for $1,790,000, bearing interest at 5%. The funds converted to equity under the terms of the bridge note agreement subsequent to the completion of the Business Combination Agreement.

Effective March 25, 2021, the Company entered into a new loan agreement with Van Maren Financial (USA), Inc. totaling $4,610,000, bearing interest at 12% per annum and a maturity date of September 30, 2021. As of June 30, 2021, $4,610,000 of this amount had been drawn from the lender.

Convertible Notes

From August 19, 2019 through December 2, 2019, the Company entered into multiple convertible note agreements (the “2019 Convertible Notes”) totaling $5,414,390. The 2019 Convertible Notes mature 24 months after issuance, and bear interest at rate of 6% per annum and are payable upon maturity. Upon a triggering event or maturity, the 2019 Convertible Notes convert into Series 3 preferred units based upon the calculations defined in the 2019 Convertible Note agreements. The 2019 Convertible Notes are subordinate in right of payment to all current and future indebtedness of the Company.

From January 1, 2020, through July 1, 2020, the Company entered into multiple convertible note agreements (the “2020 Convertible Notes”) with various lenders totaling $2,840,000. The 2020 Convertible Notes mature 24 months after issuance, and bear interest at rate of 6% per annum and are payable upon maturity. Upon a triggering event or maturity, the 2020 Convertible Notes convert into Series 3 preferred units based upon the calculations defined in the 2020 Convertible Note agreements. The 2020 Convertible Notes are subordinate in right of payment to all current and future indebtedness of the Company.

The terms of the 2020 Convertible Notes and 2019 Convertible Notes (collectively the “Convertible Notes”) are substantively the same.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

The Company accounts for the 2020 Convertible Notes and 2019 Convertible Notes in accordance with ASC 470-20-25, “Debt with Conversion and Other Options”. The Convertibles provide for three methods of conversion:

1.	Next equity financing – note is convertible at a 20% discount to the valuation utilized by the cheapest security issued in conjunction with the Next Equity Financing but in no event greater than $60,000,000. This is a contingent event that would not require initial recognition of the stated beneficial conversion feature until contingency is resolved.
2.	Transaction conversion – qualifying transaction as defined in the convertible note agreements. This is a contingent event that would not require initial recognition of the stated beneficial conversion feature until contingency is resolved.
3.	Maturity - converts at the applicable Conversion Price in the note agreements.

The Convertible Notes are net of subscriptions due from certain members and an officer of the Company totaling $1,650,000.

As of June 30, 2021, the long-term and short-term principal balances on the Convertible Notes are $8,254,390.

Effective January 28, 2021, the Company entered into several convertible note agreements totaling $10,600,000, at 6% interest and maturity dates of October 31, 2021. The transactions contemplated by the Business Combination Agreement would trigger these notes, to convert into Class A common stock at a 20% discount to the per share price paid by the investors in the subscription agreements, described below. Additionally, all convertible notes outstanding will also convert into the Series 3 preferred units of the Company.

Other Notes Payable

The Company holds various financing and lease agreements with original principal balances ranging from $20,000 through $50,000 for the six months ended June 30, 2021. The vehicle financing agreements call for monthly principal and interest payments ranging from $368 through $585 and bear interest at fixed rates ranging from 3.89% through 6.81% per annum. Outstanding principal and accrued interest are due at maturity, ranging from October 12, 2022 through September 13, 2024. The principal amount due on the agreements was $173,662 as of June 30, 2021. The financing agreements are secured by vehicles with a net book value of $155,098 as of June 30, 2021.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

The Other Notes Payable, Related Party Notes Payable, and Seller Notes are subordinated to the Line of Credit and Credit Facility.

Future minimum principal payments on the notes payable are as of June 30, 2021:

	June 30, 2021
For the remainder of 2021	31,844,614	(*)
2022	3,507,115
2023	812,652
2024	895,146
2025	7,796
	$37,067,323

(*)	includes the debt prepaid as of the date of this filing

10 RELATED PARTY TRANSACTIONS

The Company has entered into agreements with certain members and officers of the Company, including debt agreements and conversions, outlined in Note 9, and member loan receivable agreements in the principal amount of $1,650,000, for the six months ended June 30, 2021. Interest on the loan receivable accrues at a fixed rate of 3% per annum, and is due and payable at the maturity dates, ranging from July 28, 2024 to December 31, 2024. Interest income on member loan receivable for the three and six months ended June 30, 2021 was $12,205 and $24,547 respectively. Interest expense on related party notes payable totaled $169,097 and $219,254 for the three and six months ended June 30, 2021, respectively.

On May 26, 2021, the Company entered into a Purchase and Sale Agreement (“PSA”) with OK Biltong Facility, LLC (“Buyer”), an entity controlled by a related party investor, pursuant to which the parties agreed to consummate a sale and leaseback transaction (the “Sale and Leaseback Transaction”). Under the terms of the PSA, the Company agreed to sell its manufacturing facility and the surrounding property in Madill, Oklahoma (the “Real Property”). The Sale and Leaseback Transaction was consummated on June 4, 2021 for a total purchase price of $7,500 thousand. The consummation of the Sale and Leaseback Transaction provided the Company with net proceeds (after transaction related costs) of approximately $7,343 thousand. The net proceeds were used to pay down third-party debt and for general corporate purposes.

In connection with the consummation of the Sale and Leaseback Transaction, the Company entered into a lease agreement (the “Lease Agreement”) with Buyer pursuant to which the Company leased back the Real Property from Buyer for an initial term of twelve (12) years unless earlier terminated or extended in accordance with the terms of the Lease Agreement. Under the Lease Agreement, the Company’s financial obligations include base rent of approximately $60,000 per month, which rent will increase on an annual basis at two percent (2%) over the initial term and two-and-a-half percent (2.5%) during any extension term. The Company is also responsible for all monthly expenses related to the leased facility, including insurance premiums, taxes and other expenses, such as utilities. Under the Lease Agreement, the Company has three (3) options to extend the term of the lease by five (5) years for each such option and a one-time right and option to purchase the Real Property at a price that escalates over time and, if Buyer decides to sell the Real Property, the Company has a right of first refusal to purchase the Real Property on the same terms offered to any third party.

Management determined that the sale and leaseback transaction contained continuing involvement and thus used the financing method consistent with ASC 840-40 and ASC 320-20 to account for the transactions. Accordingly, a financing obligation related to the operating lease in the amount of the sale price ($7,500 thousand) has been booked and the corresponding assets on the balance sheet are maintained. Under the finance method, rental payments are applied as amortization and/or interest expense on the financing obligation as appropriate using an assumed interest rate.

11 COMMITMENTS AND CONTINGENCIES

Litigation

The Company may be a party to routine claims brought against it in the ordinary course of business. After consulting with legal counsel, the Company does not believe that the outcome of any such pending or threatened litigation will have a material adverse effect on its financial condition or results of operations. However, as is inherent in legal proceedings, there is a risk that an unpredictable decision adverse to the Company could be reached. The Company records legal costs associated with loss contingencies as incurred. Settlements are accrued when, and if, they become probable and estimable. A former employee has asserted that the company owes in the excess of $1 million in unpaid commissions, unreimbursed expenses, and is disputing the value of their class B profits interest that the Company repurchased upon his resignation from the business. The Company is disputing the former employee’s claims and believes they are without merit and intends to vigorously defend itself against the foregoing complaints. It is management’s opinion in consultation with legal counsel that in the unlikely event of an unfavorable outcome, given the early state of the litigation or discovery, it is not possible to estimate the amount or range of possible outcomes that might result from this matter.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

Operating Leases

The Company holds various lease agreements for office and warehouse spaces for the three months ended June 30, 2021. As of June 30, 2021, the Company only held leases in Texas and Massachusetts.

Rent expense under the leases was $105,648 for the three months ended June 30, 2021. Rent expense includes month-to-month rental payments for facilities preceding the commencement of the lease agreement.

Future minimum payments required under the lease agreement are as follows as of December 31:

For the remainder of 2021	$166,537
2022	$236,439
2023	$242,830
2024	$249,278
2025	$116,309
$1,011,393

12 MEMBERS’ EQUITY

The Company is authorized to issue three types of membership interests (“Members”): Preferred Units (“Preferred”), Class A Units (“Class A”), and Class B Profits Units (“Class B”). In accordance with the LLC Agreement, profits and losses are allocated amongst the Members based on the agreed upon provisions and distributions shall be allocated in accordance with the LLC Agreement. The Company has a Board of Managers who are appointed by the Preferred Unit and Class A Unit holders.

Preferred Units

The Company has three series of preferred units (“Series 1” “Series 2” “Series 3”). Series 1 and Series 2 Preferred Units receive priority in the event of a capital transaction. Distributions, if any, are to be made to Series 1 and Series 2 Preferred Members equal to their unreturned capital contribution in accordance with the LLC Agreement. The Preferred Units earn a cumulative preferred return on their unreturned capital contribution at an annual rate of 8%, compounded quarterly. The cumulative unpaid preferred return was $4,693,110 as of June 30, 2021. As of June 30, 2021, there were 182,500 Series 1 and Series 2 Preferred Units issued and outstanding. Series 3 Preferred units do not receive preferred dividends but have the option to forego common pro rata distributions of the Company and instead elect to receive a senior liquidation preference that is capped at the lesser of (a) a 1.75x MOI or (b) a 30% IRR. As of June 30, 2021, there was 89,081 Series 3 Preferred Units outstanding.

Class A Units

As of June 30, 2021, there were 221,809 Class A units issued and outstanding. The Class A Members are entitled to a return of invested capital as well as pro rata participation in the common distributions of the Company subject to the distribution waterfall of the Company. Additionally, the Class A Members are eligible to receive additional participation in the common distributions of the Company based on the achievement of certain return thresholds experienced by the Series 1 and Series 2 Preferred Members. This additional participation only dilutes the Series 1 and Series 2 Preferred Members above that return threshold.

STRYVE FOODS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)

Class B Units

Class B units represent a profits interest in the Company such that the member will not be allocated any portion of the Company’s pre-issuance value. These Class B units vest in accordance with their respective Restricted Units Grant Agreement and can only receive distributions upon satisfaction of the stated Distribution Threshold. Management does not have any certainty these thresholds will be met and cannot estimate the likelihood of occurrence. Management has determined the fair market value of the Class B units at the grant date to be minimal since the likelihood to reach such threshold as remote, resulting in no compensation expense. The Company has granted 0 Class B units through the quarter ended June 30, 2021. Forfeitures of unvested units totaled 5,431 in the year ended December 31, 2020. As of June 30, 2021, there were 26,208 Class B units outstanding and all outstanding Class B units, which were subject to vesting, vested in full in connection with the Business Combination.

Liquidation

Upon liquidation of the Company, excess assets will first be distributed to creditors. For any remaining amounts of undistributed proceeds, the amount will be distributed to the Members in accordance with the LLC Agreement.

13 SUBSEQUENT EVENTS

In accordance with ASC 855, Subsequent Events, the Company evaluated all material events or transactions that occurred after June 30, 2021, the date these consolidated financial statements were available to be issued, and determined there were no events or transactions which would impact the consolidated financial statements for the six months ended June 30, 2021, other than the below:

Effective July 20, 2021, the Closing of the Business Combination occurred.

Pursuant to the Closing, the $42,500,000 of subscription agreements were funded and the Bridge Notes were retired in exchange for Class A common stock of the public company. The Convertible Notes were amended by the Company and a majority of the noteholders of the Convertible Note to allow for a conversion into the Series 3 preferred security of the Company. Pursuant to the Closing, the Company also received approximately $5.7 million in proceeds from Andina’s trust.

All existing notes with Van Maren, Montgomery Capital, CVI, Lee Dunlap and ICBT were settled with proceeds from the funding in the days following the Closing. Amounts settled included accrued interest and were as follows:

	Principal	Accrued Interest	Total payoff

Van Maren	$4,610,000	$158,343	$4,768,343
Montgomery Capital	$2,900,000	$25,531	$2,925,531
CVI	$2,300,000	$13,800	$2,313,800
Lee Dunlap	$237,500	$31,699	$269,199
ICBT	$833,333	$-	$833,333

Total	$10,880,833	$229,373	$11,110,206